Exhibit 10.10

2005 “C” Level Compensation Plan

Objectives
The plan will measure the company’s operating profit.  Each quarter, the operating income will be determined using the company’s GAAP reported operating, it will be adjusted for any one time items and will reflect the pro forma operating income as reported to investors and analysts.  The individual will be eligible to receive a bonus based on a percentage of the pro form operating income.

Examples of one time items might be lease restructuring costs, one time or extraordinary non-cash or cash expenses, costs of exiting businesses.

Bonus Structure

•	The following bonus table will be used in calculating the bonus payment:

Operating Margin	Bligh	Sutton	Heyes

0 to 5%	4.0%	4.0%	3.0%
5 to 10%	5.0%	5.0%	4.0%
10 to 15%	6.0%	6.0%	5.0%
>15%	7.0%	7.0%	6.0%

•	The pro forma operating margin will determine the “clip” level percentage to calculate the bonus payment
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The bonus will be calculated for the year but will be assessed in two six month periods.  i.e. the operating margin for the first half of year will determine the final payment for that half of the year and the second half of the year will be assessed from the operating margin in that period

•	Any bonus paid will be paid one month after each quarter-end
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The bonus payment for the first quarter of a six month period will be calculated as one half of the estimated amount for that six month period based on an assessment of first quarter actual results and current forecast and plan for the second quarter.

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The bonus payment for the second quarter of a six month period will be calculated based on actual results for the six month period – any payment made in the first quarter will be subtracted from the result to give the second quarter payment

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If in the first half of the year the first quarter payment is more than the total calculated bonus amount for that six month period any difference will offset against the payments in the second half of the year

•	If the first quarter payment in the second half of the year is more than the total calculated bonus amount for that six month period any difference will need to be repaid by the end of January 2006

Stock
•	25% of the actual Bonus will be paid as stock
•	Individual can elect for up to another 25% of their bonus to be paid in stock

•	Stock will be granted one month after quarter-end and the number of shares will be calculated using the prevailing market price on the last business day of that month

Summary Guidelines

•	Finance will calculate and communicate the pro forma operating margin and income after each quarter is closed. Forecasts that may be provided within the quarter are “unofficial” estimates.
•	One time items may need to be approved by the compensation or audit committee.
•	Individual must be an employee on the payment date to be paid.
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This plan is in effect for 2005 only.  All features of this plan could change in 2006, as corporate goals, corporate financial resources and requirements, and the external selling environment change.  Plan changes could be favorable, neutral, or unfavorable.  Plan elements could be removed or added for 2006.